NEWS RELEASE
W. R. Berkley Corporation 475 Steamboat Road Greenwich, Connecticut 06830 (203) 629-3000

FOR IMMEDIATE RELEASE     CONTACT:    Karen A. Horvath
Vice President - External
Financial Communications
(203) 629-3000

W. R. BERKLEY CORPORATION ANNOUNCES THE PASSING OF ITS FOUNDER AND EXECUTIVE CHAIRMAN, WILLIAM R. BERKLEY

Greenwich, CT, June 9, 2026 -- W. R. Berkley Corporation (NYSE: WRB) announced with deep sadness the passing of its founder and Executive Chairman, William R. Berkley, today at the age of 80.
Mr. Berkley founded the Company in 1967 and, over the course of nearly six decades, built it into a Fortune 500 company that is one of the world’s leading commercial insurance organizations. His vision, discipline, and unwavering commitment to an entrepreneurial culture focused on underwriting excellence and long-term results shaped the Company’s success and leaves an enduring imprint on both the Company and the insurance industry. He was a product of the American dream and had a strong desire to instill and support that dream in others.
W. Robert Berkley, Jr., President and Chief Executive Officer, said: “My father was more than an extraordinary leader and entrepreneur, whose vision and values shaped the Company. He was a father, best friend, and mentor to me and numerous colleagues, and his influence on us, our Company, and the broader industry and the countless lives he touched and enhanced is immeasurable.
“Beyond his business achievements, my father was deeply devoted to giving back to improve the lives of others. He particularly focused on education and healthcare. He generously supported educational institutions at all levels, reflecting his belief in expanding opportunity and fostering intellectual curiosity, and his conviction that opportunity and knowledge are fundamental to individual growth and societal progress.
“He was equally committed to advancing healthcare, supporting hospitals, research institutions, and community-based programs. He helped promote improvements in patient care and medical research, reflecting his compassion and commitment to benefiting others.

“While we are deeply saddened by his passing, we remain committed to carrying forward his values, culture, and long-term perspective. His philanthropic contributions will endure for generations through the many organizations and individuals he touched.”
The Board of Directors has appointed W. Robert Berkley, Jr. as Chairman, effective immediately.
Founded in 1967, W. R. Berkley Corporation is an insurance holding company that is among the largest commercial lines writers in the United States and operates two segments of the property casualty insurance business: Insurance and Reinsurance & Monoline Excess. For further information about W. R. Berkley Corporation, please visit www.berkley.com.